Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Media Relations	Leila Dillon, 508.661.2264, news@ameresco.com
	Investor Relations	Eric Prouty, AdvisIRy Partners 212.750.5800, eric.prouty@advisiry.com
Lynn Morgen, AdvisIRy Partners, 212.750.5800, lynn.morgen@advisiry.com

Ameresco Reports Fourth Quarter and Full Year 2020 Financial Results

- Reported Record Revenue and Profits for 2020 -
- Q4 Outperformance Led by Strength in Federal Projects Group -
- Energy Assets in Development Exceed 350 MWe -
- Guiding to Continued Robust Growth for 2021 -

Fourth Quarter 2020 Financial Highlights:
•Revenues of $314.3 million, up 3% compared to last year
•Net Income of $23.5 million
•GAAP EPS of $0.47, up 2%
•Adjusted EBITDA of $35.7 million, up 21%

Full Year 2020 Financial Highlights:
•Revenues of $1.03 billion, up 19% compared to last year
•Net Income of $54.1 million, up 22%
•GAAP EPS of $1.10, up 18%
•Non-GAAP EPS of $1.18, up 42%
•Adjusted EBITDA of $117.9 million, up 29%

FRAMINGHAM, MA - March 1, 2021 - Ameresco, Inc. (NYSE:AMRC), a leading clean technology integrator specializing in energy efficiency and renewable energy, today announced financial results for the fiscal quarter and year ended December 31, 2020. The Company has also furnished supplemental information in conjunction with this press release in a Current Report on Form 8-K. The supplemental information includes non-GAAP financial metrics and has been posted to the “Investor Relations” section of the Company’s website at www.ameresco.com.

“In 2020, our resilient Ameresco team demonstrated tremendous execution which led to outstanding results. We came together to ensure that the company remained operational throughout the year while implementing strict protocols to protect the health and safety of our employees and customers. We navigated difficult business conditions and delivered record year-

on-year performance, laying the foundation for our continued profitable growth in 2021 and beyond.”

“In the fourth quarter, we continued to execute on our contracted project backlog, taking advantage of improved worksite access. Revenue during the quarter increased year-on-year despite COVID-19 conditions and a difficult comparison with the exceptional fourth quarter results reported last year. Additionally, our Energy Asset and O&M recurring revenue businesses continued to grow, contributing high margin, annuity-like revenue and providing excellent long-term visibility. We were very pleased to surpass 350 MWe of assets in development during the quarter with the addition of significant new solar and RNG assets. As a recognized industry leading provider of Distributed Energy Resources (DER) solutions, we continue to see very attractive growth opportunities in our overall clean technology markets.”

“In the fourth quarter, we were very pleased to have released our first Environmental, Social and Corporate Governance (ESG) report titled ‘Doing Well by Doing Good’ highlighting our corporate vision of energizing a sustainable world. We are proud that our renewable energy assets and customer projects delivered a carbon offset equivalent to approximately 12.6 million metric tons of carbon dioxide during 2020 and over 60 million cumulative metric tons since going public in 2010.”

“Recently Ameresco was named number six on Forbes’ list of 2021 America’s Best Mid-Size Companies. We were pleased to be the only energy solutions provider included among the annual list’s 100 companies, reflecting our market leadership and our growth-oriented entrepreneurial culture,” concluded George P. Sakellaris, President and Chief Executive Officer.

Fourth Quarter Financial Results
(All financial result comparisons made are against the prior year period unless otherwise noted.)

Revenues increased 3% to $314.3 million, compared to a particularly strong quarter the previous year. Continued strength in the Federal Solutions Group along with growth in our recurring revenue businesses drove this positive performance. We continued to prioritize pulling in and executing on our contracted backlog given uncertainties around COVID-19 and its impact on future job site access. Operating income increased to $24.6 million. Net income attributable to common shareholders increased to $23.5 million and GAAP EPS increased to $0.47. Adjusted EBITDA, a non-GAAP financial measure, increased 21% to $35.7 million.

Full Year 2020 Financial Results

Revenues were $1.03 billion, compared to $866.9 million last year, an increase of 19%. Operating income was $71.5 million, compared to $51.6 million, as we continued to benefit from controlled spending, lower travel expense due to COVID-19, higher employee utilization and the leverage inherent in our scalable business model. Net income attributable to common shareholders was $54.1 million, compared to $44.4 million. Non-GAAP net income was $57.8 million, compared to $39.9 million. Earnings per diluted share was $1.10, and non-GAAP EPS was $1.18, up from $0.83 in the prior fiscal year. EPS results reflected $0.13 of one-time tax benefits. Adjusted EBITDA was $117.9 million compared to $91.1 million, an increase of 29%.

Project Backlog and Awards

Total project backlog at December 31, 2020 remained strong at $2.2 billion and was comprised of:

•$895.7 million in contracted backlog representing signed customer contracts for installation or construction of projects, which we expect to convert into revenue over the next one to three years, on average; and
•$1.3 billion of awarded projects representing projects in development for which we do not have signed customer contracts.

Fourth Quarter Project Highlights:

•A plant-wide energy efficiency project for The Mattabassett District in Cromwell, Connecticut. Under this energy services agreement (ESA), the project includes energy conservation measures across 9 buildings and operations, resulting in more than $1 million in energy cost savings over the 12-year contract term.
•A citywide energy efficiency project for the City of Virginia, Minnesota. Improvements will guarantee energy cost savings and an overall reduction in municipal energy demand and is expected to reduce the City’s energy consumption by approximately 21%, or the equivalent of 819 metric tons of CO2 per year.
•An Energy Savings Performance Contract (ESPC) with the City of Medford, Oregon to convert approximately 8,000 street lights and parks department lighting fixtures to light emitting diode (LED) technology.
•An ESPC with Grants Pass School (District 7) in Oregon, at thirteen separate locations across the district. Work includes lighting, HVAC, and building envelope upgrades. Utilizing an ESPC and third-party financing, the district can complete upgrades and pay for them over time, aided by utility incentives and reimbursement programs, as well as energy savings.

Ameresco Asset Metrics

Total operating assets were 282 MWe:
•Assets in development were 351 MWe
•$900 million of estimated contracted revenue and incentives during power purchase agreement (PPA) period
•14-year weighted average PPA remaining

Fourth Quarter Asset Highlights:
•14 MWe placed into operations
•Gross 46 MWe added to the in-development pipeline
•2 RNG plants
•Completed construction and started commissioning of McCarty Road RNG plant

Contracted O&M Backlog

Total O&M backlog remained at $1.1 billion
•16-year weighted average contract life

Summary and Outlook

“Based on visibility from our project backlog and our increased levels of recurring revenues, we are pleased to provide guidance for another year of strong growth in 2021. Specifically, we expect revenues in the range of $1.1 billion to $1.15 billion and Adjusted EBITDA of $135 million to $145 million, representing year-over-year growth of 9% and 19% at the midpoints. We expect non-GAAP EPS to range from $1.18 to $1.26, representing 16% growth at the midpoint, excluding the impact of approximately $0.13 of one-time tax benefits realized in 2020. During the year, we anticipate commissioning between 60 to 80 MWe of energy assets. We currently plan to invest approximately $200 million to $250 million in capital investments in 2021, the majority of which will be funded with project finance debt.”

“We see substantial growth opportunities on the horizon for Ameresco. With the new Administration in Washington, low to no carbon energy solutions are once again in focus leading to an ever-increasing addressable market. At the same time, we also see a significant need for our full range of flexible financial solutions, including our Energy-as-a-Service (EaaS) offering, as our customers face financial challenges given the long-term budgetary impacts of the COVID-19 pandemic. Ameresco is well-positioned to benefit from these positive market dynamics with our flexible value propositions, our customer centric approach to delivering the best advanced technology solutions and our globally recognized expertise in sustainability,” Mr. Sakellaris concluded.

FY 2021 Guidance Ranges
Revenue	$1.1 billion	$1.15 billion
Gross Margin	18.5%	19.0%
Adjusted EBITDA	$135 million	$145 million
Interest Expense & Other	$20 million	$22 million
Effective Tax Rate	12%	18%
Non-GAAP EPS	$1.18	$1.26
The Company’s guidance excludes the impact of any non-controlling interest activity, one-time charges, asset impairment charges, restructuring activities, as well as any related tax impact.

Conference Call/Webcast Information
The Company will host a conference call today at 4:30 p.m. ET to discuss results and the Company’s business outlook and strategy. The conference call will be available via the following dial in numbers:
•U.S. Participants: Dial 1-877-359-9508 (Access Code: 8769918)
•International Participants: Dial 1-224-357-2393 (Access Code: 8769918)
Participants are advised to dial into the call at least ten minutes prior to register. A live, listen-only webcast of the conference call will also be available over the Internet. Individuals wishing to listen can access the call through the “Investor Relations” section of the Company’s website at www.ameresco.com. An archived webcast will be available on the Company’s website for one year.

Use of Non-GAAP Financial Measures
This press release and the accompanying tables include references to adjusted EBITDA, Non- GAAP EPS, Non-GAAP net income and adjusted cash from operations, which are Non-GAAP financial measures. For a description of these Non-GAAP financial measures, including the reasons management uses these measures, please see the section following the accompanying tables titled “Exhibit A: Non-GAAP Financial Measures”. For a reconciliation of these Non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP, please see Non-GAAP Financial Measures and Non-GAAP Financial Guidance in the accompanying tables.

About Ameresco, Inc.
Founded in 2000, Ameresco, Inc. (NYSE:AMRC) is a leading independent clean technology integrator of comprehensive services, energy efficiency, infrastructure upgrades, asset sustainability and renewable energy solutions for businesses and organizations throughout North America and Europe. Ameresco’s sustainability services include upgrades to a facility’s energy infrastructure and the development, construction and operation of renewable energy plants. Ameresco has successfully completed energy saving, environmentally responsible projects with Federal, state and local governments, healthcare and educational institutions, housing authorities, and commercial and industrial customers. With its corporate headquarters in Framingham, MA, Ameresco has more than 1,000 employees providing local expertise in the United States, Canada, and the United Kingdom. For more information, visit www.ameresco.com.

Safe Harbor Statement
Any statements in this press release about future expectations, plans and prospects for Ameresco, Inc., including statements about market conditions, pipeline and backlog, as well as estimated future revenues and net income, and other statements containing the words “projects,” “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward looking statements as a result of various important factors, including the timing of, and ability to, enter into contracts for awarded projects on the terms proposed; the timing of work we do on projects where we recognize revenue on a percentage of completion basis, including the ability to perform under recently signed contracts without unusual delay; demand for our energy efficiency and renewable energy solutions; our ability to arrange financing for our projects; changes in federal, state and local government policies and programs related to energy efficiency and renewable energy; the ability of customers to cancel or defer contracts included in our backlog; the effects of our recent acquisitions and restructuring activities; seasonality in construction and in demand for our products and services; a customer’s decision to delay our work on, or other risks involved with, a particular project; availability and costs of labor and equipment; the addition of new customers or the loss of existing customers; market price of the Company's stock prevailing from time to time; the nature of other investment opportunities presented to the Company from time to time; the Company's cash flows from operations; and other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the U.S. Securities and Exchange Commission (SEC) on March 4, 2020, and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on May 5, 2020, and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, filed with the SEC on November 3, 2020. Currently, one of the most significant factors, however, is the potential adverse effect of the current pandemic of the novel coronavirus, or COVID-19, on our financial condition, results of operations, cash flows and performance and the global economy and financial markets. The extent to which COVID-19 impacts us, suppliers, customers, employees and supply chains will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures, among others. Moreover, you should interpret many of the risks identified in our Annual Report and Quarterly Report as being heightened as a result of the ongoing and numerous adverse impacts of COVID-19. In addition, the forward-looking statements included in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

AMERESCO, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$66,422	$33,223
Restricted cash	22,063	20,006
Accounts receivable, net	125,010	95,863
Accounts receivable retainage, net	30,189	16,976
Costs and estimated earnings in excess of billings	185,960	202,243
Inventory, net	8,575	9,236
Prepaid expenses and other current assets	26,854	29,424
Income tax receivable	9,803	5,033
Project development costs	15,839	13,188
Total current assets	490,715	425,192
Federal ESPC receivable	396,725	230,616
Property and equipment, net	8,982	10,104
Energy assets, net	729,378	579,461
Goodwill, net	58,714	58,414
Intangible assets, net	927	1,614
Operating lease assets	39,151	32,791
Restricted cash, non-current portion	10,352	24,035
Other assets	15,307	11,786
Total assets	$1,750,251	$1,374,013
LIABILITIES, REDEEMABLE NON-CONTROLLING INTERESTS AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portions of long-term debt and financing lease liabilities	$69,362	$69,969
Accounts payable	230,916	202,416
Accrued expenses and other current liabilities	41,748	31,356
Current portion of operating lease liabilities	6,106	5,802
Billings in excess of cost and estimated earnings	33,984	26,618
Income taxes payable	981	486
Total current liabilities	383,097	336,647
Long-term debt and financing lease liabilities, net of current portion, unamortized discount and debt issuance costs	311,674	266,181
Federal ESPC liabilities	440,223	245,037
Deferred income taxes, net	2,363	115
Deferred grant income	8,271	6,885
Long-term operating lease liabilities, net of current portion	35,300	29,101
Other liabilities	37,660	29,575
Commitments and contingencies
Redeemable non-controlling interests	38,850	31,616

AMERESCO, INC.
CONSOLIDATED BALANCE SHEETS - (Continued)
(In thousands, except share amounts)

	December 31,
	2020	2019
Stockholders’ equity:
Preferred stock, $0.0001 par value, 5,000,000 shares authorized, no shares issued and outstanding at December 31, 2020 and 2019	$—	$—
Class A common stock, $0.0001 par value, 500,000,000 shares authorized, 32,326,449 shares issued and 30,224,654 shares outstanding at December 31, 2020, 31,331,345 shares issued and 29,230,005 shares outstanding at December 31, 2019	3	3
Class B common stock, $0.0001 par value, 144,000,000 shares authorized, 18,000,000 shares issued and outstanding at December 31, 2020 and 2019	2	2
Additional paid-in capital	145,496	133,688
Retained earnings	368,390	314,459
Accumulated other comprehensive loss, net	(9,290)	(7,514)
Treasury stock, at cost, 2,101,795 shares at December 31, 2020, and 2,101,340 shares at December 31, 2019	(11,788)	(11,782)
Total stockholder’s equity	492,813	428,856
Total liabilities, redeemable non-controlling interests and stockholders’ equity	$1,750,251	$1,374,013

AMERESCO, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
	(Unaudited)	(Unaudited)
Revenues	$314,319	$306,612	$1,032,275	$866,933
Cost of revenues	256,098	258,958	844,726	698,815
Gross profit	58,221	47,654	187,549	168,118
Selling, general and administrative expenses	33,647	29,108	116,050	116,504
Operating income	24,574	18,546	71,499	51,614
Other expenses, net	1,904	3,702	15,071	15,061
Income before (benefit) provision for income taxes	22,670	14,844	56,428	36,553
Income tax (benefit) provision	(1,091)	(5,748)	(494)	(3,748)
Net income	23,761	20,592	56,922	40,301
Net (income) loss attributable to redeemable non-controlling interest	(276)	1,611	(2,870)	4,135
Net income attributable to common shareholders	$23,485	$22,203	$54,052	$44,436
Net income per share attributable to common shareholders:
Basic	$0.49	$0.47	$1.13	$0.95
Diluted	$0.47	$0.46	$1.10	$0.93
Weighted average common shares outstanding:
Basic	48,015	47,101	47,702	46,586
Diluted	49,440	48,061	49,006	47,774

AMERESCO, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2020	2019
Cash flows from operating activities:
Net income	$56,922	$40,301
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation of energy assets	38,039	35,543
Depreciation of property and equipment	3,317	2,987
Amortization of debt discount and debt issuance costs	2,686	2,229
Amortization of intangible assets	685	909
Accretion of ARO and contingent consideration	93	137
Provision for (recoveries of) bad debts	282	(216)
Loss on disposal / impairment of long-lived assets	2,696	—
Gain on deconsolidation of a VIE	—	(2,160)
Net gain from derivatives	(705)	(1,068)
Stock-based compensation expense	1,933	1,620
Deferred income taxes	3,401	(3,346)
Unrealized foreign exchange gain	(306)	(130)
Changes in operating assets and liabilities:
Accounts receivable	(24,178)	(8,499)
Accounts receivable retainage	(13,113)	(3,370)
Federal ESPC receivable	(227,078)	(188,060)
Inventory, net	660	(1,471)
Costs and estimated earnings in excess of billings	19,474	(106,696)
Prepaid expenses and other current assets	517	(18,397)
Project development costs	(3,085)	8,120
Other assets	536	1,056
Accounts payable, accrued expenses and other current liabilities	29,047	43,531
Billings in excess of cost and estimated earnings	8,042	2,662
Other liabilities	1,844	(1,625)
Income taxes payable, net	(4,292)	(350)
Cash flows from operating activities	(102,583)	(196,293)
Cash flows from investing activities:
Purchases of property and equipment	(2,211)	(6,674)
Purchases of energy assets	(180,546)	(134,738)
Grant award proceeds for energy assets	1,874	784
Acquisitions, net of cash received	—	(1,294)
Contributions to equity investment	(132)	(301)
Cash flows from investing activities	$(181,015)	$(142,223)

AMERESCO, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS - (Continued)
(In thousands)

	Year Ended December 31,
	2020	2019
Cash flows from financing activities:
Payments of debt discount and debt issuance costs	$(5,234)	$(1,666)
Proceeds from exercises of options and ESPP	9,875	7,417
Repurchase of common stock	(6)	(144)
Proceeds from senior secured credit facility, net	3,000	73,347
Proceeds from long-term debt financings	116,067	43,883
Proceeds from Federal ESPC projects	248,917	199,358
Proceeds for energy assets from Federal ESPC	1,378	2,277
Proceeds from investments by redeemable non-controlling interests, net	4,805	21,372
Payments on long-term debt and financing leases	(73,633)	(28,425)
Cash flows from financing activities	305,169	317,419
Effect of exchange rate changes on cash	2	447
Net increase (decrease) in cash and cash equivalents, and restricted cash	21,573	(20,650)
Cash, cash equivalents, and restricted cash, beginning of year	77,264	97,914
Cash, cash equivalents, and restricted cash, end of year	$98,837	$77,264

Non-GAAP Financial Measures (Unaudited, in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Adjusted EBITDA:
Net income attributable to common shareholders	$23,485	$22,203	$54,052	$44,436
Impact from redeemable non-controlling interests	276	(1,611)	2,870	(4,135)
Less: Income tax benefit	(1,091)	(5,748)	(494)	(3,748)
Plus: Other expenses, net	1,904	3,702	15,071	15,061
Plus: Depreciation and amortization	10,525	10,305	42,041	39,439
Plus: Stock-based compensation	553	425	1,933	1,620
Plus: Energy asset impairment	—	—	1,028	—
Plus: Restructuring and other charges	66	219	1,376	629
Less: Gain on deconsolidation of VIE	—	—	—	(2,160)
Adjusted EBITDA	$35,718	$29,495	$117,877	$91,142
Adjusted EBITDA margin	11.4%	9.6%	11.4%	10.5%

Non-GAAP net income and EPS:
Net income attributable to common shareholders	$23,485	$22,203	$54,052	$44,436
Adjustment for accretion of tax equity financing fees	(30)	—	(121)	—
Impact from redeemable non-controlling interests	276	(1,611)	2,870	(4,135)
Plus: Energy asset impairment	—	—	1,028	—
Plus: Restructuring and other charges	66	219	1,376	629
Less: Gain on deconsolidation of VIE	—	—	—	(2,160)
Income tax effect of non-GAAP adjustments	(769)	1,101	(1,377)	1,101
Non-GAAP net income	$23,028	$21,912	$57,828	$39,871

Diluted net income per common share	$0.47	$0.46	$1.10	$0.93
Effect of adjustments to net income	—	—	0.08	(0.10)
Non-GAAP EPS	$0.47	$0.46	$1.18	$0.83
Weighted average common shares outstanding - diluted	49,439,602	48,061,000	49,005,959	47,774,071

Adjusted cash from operations:
Cash flows from operating activities	$(18,794)	$(75,568)	$(102,583)	$(196,293)
Plus: proceeds from Federal ESPC projects	54,331	83,802	248,917	199,358
Adjusted cash from operations	$35,537	$8,234	$146,334	$3,065

			December 31,
			2020	2019
Project backlog:
Awarded (1)			$1,318,660	$1,160,400
Fully-contracted			895,660	1,107,580
Total project backlog			$2,214,320	$2,267,980

Energy assets in development (2)			$1,021,800	$681,000

	Three Months Ended December 31		Twelve Months Ended December 31
	2020	2019	2020	2019
New contracts and awards:
New contracts	$104,000	$564,000	$543,000	$989,000
New awards (1)	$211,000	$290,000	$702,000	$909,000

(1) Represents estimated future revenues from projects that have been awarded, though the contracts have not yet been signed.
(2) Estimated total construction value of all energy assets in construction and development

Non-GAAP Financial Guidance

Adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA):
Year Ended December 31, 2021
	Low	High
Operating income (1)	$85 million	$93 million
Depreciation and amortization	$48 million	$49 million
Stock-based compensation	$2 million	$3 million
Adjusted EBITDA	$135 million	$145 million
(1) Although net income is the most directly comparable GAAP measure, this table reconciles adjusted EBITDA to operating income because we are not able to calculate forward-looking net income without unreasonable efforts due to significant uncertainties with respect to the impact of accounting for our redeemable non-controlling interests and taxes.

Exhibit A: Non-GAAP Financial Measures
We use the Non-GAAP financial measures defined and discussed below to provide investors and others with useful supplemental information to our financial results prepared in accordance with GAAP. These Non-GAAP financial measures should not be considered as an alternative to any measure of financial performance calculated and presented in accordance with GAAP. For a reconciliation of these Non-GAAP measures to the most directly comparable financial measures prepared in accordance with GAAP, please see Non-GAAP Disclosure Financial Measures and Non-GAAP Financial Guidance in the tables above.

We understand that, although measures similar to these Non-GAAP financial measures are frequently used by investors and securities analysts in their evaluation of companies, they have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for the most directly comparable GAAP financial measures or an analysis of our results of operations as reported under GAAP. To properly and prudently evaluate our business, we encourage investors to review our GAAP financial statements included above, and not to rely on any single financial measure to evaluate our business.

Adjusted EBITDA and Adjusted EBITDA Margin
We define adjusted EBITDA as operating income before depreciation, amortization of intangible assets, accretion of asset retirement obligations, contingent consideration expense, stock-based compensation expense, restructuring and asset impairment charges, and gain or loss upon deconsolidation of a variable interest entity ("VIE") and impact from redeemable non-controlling interest. We believe adjusted EBITDA is useful to investors in evaluating our operating performance for the following reasons: adjusted EBITDA and similar Non-GAAP measures are widely used by investors to measure a company's operating performance without regard to items that can vary substantially from company to company depending upon financing and accounting methods, book values of assets, capital structures and the methods by which assets were acquired; securities analysts often use adjusted EBITDA and similar Non-GAAP measures as supplemental measures to evaluate the overall operating performance of companies; and by comparing our adjusted EBITDA in different historical periods, investors can evaluate our operating results without the additional variations of depreciation and amortization expense, accretion of asset retirement obligations, contingent consideration expense, stock-based compensation expense, restructuring and asset impairment charges, and gain or loss upon deconsolidation of a VIE and impact from redeemable non-controlling interest. We define adjusted EBITDA margin as adjusted EBITDA stated as a percentage of revenue.

Our management uses adjusted EBITDA and adjusted EBITDA margin as measures of operating performance, because they do not include the impact of items that we do not consider indicative of our core operating performance; for planning purposes, including the preparation of our annual operating budget; to allocate resources to enhance the financial performance of the business; to evaluate the effectiveness of our business strategies; and in communications with the board of directors and investors concerning our financial performance.

Non-GAAP Net Income and EPS
We define Non-GAAP net income and earnings per share ("EPS") to exclude certain discrete items that management does not consider representative of our ongoing operations, including restructuring and asset impairment charges, gain or loss upon deconsolidation of a VIE and impact from redeemable non-controlling interest. We consider Non-GAAP net income and non-

GAAP EPS to be important indicators of our operational strength and performance of our business because they eliminate the effects of events that are not part of the Company's core operations.

Adjusted Cash from Operations
We define adjusted cash from operations as cash flows from operating activities plus proceeds from Federal ESPC projects. Cash received in payment of Federal ESPC projects is treated as a financing cash flow under GAAP due to the unusual financing structure for these projects. These cash flows, however, correspond to the revenue generated by these projects. Thus, we believe that adjusting operating cash flow to include the cash generated by our Federal ESPC projects provides investors with a useful measure for evaluating the cash generating ability of our core operating business. Our management uses adjusted cash from operations as a measure of liquidity because it captures all sources of cash associated with our revenue generated by operations.